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 FORM 4                                                                                                         OMB Approval
                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                                 OMB Number: 3235-0287
    subject to Section 16. Form                                                                           Expires: September 30,1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |                                                   |     to Issuer (Check all applicable
  SKANDALARIS,  ROBERT        J.       |      NOBLE INTERNATIONAL, LTD. (NIL)              |     __X__ Director  _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X _ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |    Chief Executive Officer
33 Bloomfield Hills Parkway Suite 155  |     of Reporting        |   September 1998        |
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   (Check Applicable Line)
Bloomfield Hills,  MI           48304  |    ###-##-####          |     (Month/Year)        | _X_  Form filed by One Reporting Person
                                                                                             ___  Form filed by More than One
                                                                                                  Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   -ship | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           | 9/18/98       |  P    |       |10,000  |  A   |  $7.25   | 2,393,018   |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |               |       |       |        |      |          |   150,396   |   I     |    *
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |               |       |       |        |      |          |   534,742   |   I     |    +
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           | 9/28/98       |  P    |       |10,000  |  A   |  $6.91   |    31,200   |   I     |    #
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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*  By Self as Custodian for 3 minor children.
+  By Voting Agreement and Powers of Attorney.
#  Shares purchased by Twenty First Century Advisors Domestic Fund, L.L.C., a
   Delaware limited liability company of which the reporting person is a member.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    S    474(7-96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deri-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   vative
                        |    Deri-    |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    vative   |   Day/   |            |   (Instr. 3, 4,  |     Year)      |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |                |                    |
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code  V   | (A)    |(D)      |cisable|Date    |        | Shares    |
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
                  |                        |
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 Robert J. Skandalaris           10/8/98
                                                                                            ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date
                                                                                            Robert J. Skandalaris

Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                         1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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